As filed with the Securities and Exchange Commission on December 3, 2015.
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	98-0171860
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

President Place, 4th Floor
Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa	N.A.
(Address of principal executive offices)	(Zip Code)

AMENDED AND RESTATED 2015 STOCK INCENTIVE PLAN OF
NET 1 UEPS TECHNOLOGIES, INC.
(Full title of the plan)

(Name, address and telephone
number of agent for service)	(Copy to:)

Dr. Serge C.P. Belamant	Marjorie Sybul Adams, Esq.
Net 1 UEPS Technologies, Inc.	DLA Piper LLP (US)
President Place, 4th Floor	1251 Avenue of the Americas
Cnr. Jan Smuts Avenue and Bolton Road	New York, NY 10020
Rosebank, Johannesburg, South Africa	Tel: (212) 335-4500
Tel: (2711) 343-2000	Fax: (212) 335-4501

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ X ]	Non-accelerated filer [ ]	Smaller reporting company [ ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount of
	to be	Offering	Aggregate	Registration
Title of Securities to be Registered	Registered (1)	Price Per Unit (2)	Offering Price (2)	Fee (2)
Common Stock, $0.001 par value	2,500,000	$15.21	$38,025,000	$3,830

(1)                  An aggregate of 11,052,580 shares of Common Stock may be offered or issued pursuant to the Amended and Restated 2015 Stock Incentive Plan of Net 1 UEPS Technologies, Inc. (the “Plan”) of which 2,800,000 shares were previously registered on Form S-8 (File No. 333-170395), 2,845,600 shares were previously registered on Form S-8 (File No. 333-140042), 2,906,980 shares were previously registered on Form S-8 (File No. 333-126958), and 2,500,000 shares are registered on this Registration Statement. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

(2)                  Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices of the shares of the Common Stock, as reported on the Nasdaq Global Select Market on November 30, 2015.

EXPLANATORY NOTE

Net 1 UEPS Technologies, Inc. has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act, to register shares of its common stock, $0.001 par value per share. With respect to each such agreement, instrument or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Amended and Restated 2015 Stock Incentive Plan of Net 1 UEPS Technologies, Inc. (the “Plan”) covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the Commission are incorporated herein by reference:

•	Annual Report on Form 10-K for the fiscal year ended June 30, 2015 filed on August 20, 2015;

•	Current Reports on Form 8-K filed on August 21, 2015, September 17, 2015, October 15, 2015, November 5, 2015 and November 12, 2015 (only the Current Report on Form 8-K containing Item 5.07 disclosure);

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on October 2, 2015; and

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed on November 5, 2015.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we file with the SEC, unless otherwise specified in such report, is not incorporated by reference in this prospectus.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

None.

Item 6.   Indemnification of Directors and Officers.

Section 607.0850(1) of the Florida Business Corporation Act (“FBCA”) permits a Florida corporation to indemnify any person who was or is a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation), against liability incurred in connection with such proceeding (including any appeal thereof) if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 607.0850(2) of the FBCA permits a Florida corporation to indemnify any person who may be a party to a derivative action if such person acted in any of the capacities set forth in the immediately preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding (including appeals), provided that the person acted under the standards set forth in the immediately preceding paragraph. However, no indemnification shall be made for any claim, issue or matter for which such person is found to be liable unless, and only to the extent that, the court determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

Section 607.0850(4) of the FBCA provides that any indemnification made as set forth to the two immediately preceding paragraphs, unless pursuant to a court determination, shall be made only after a determination that the person to be indemnified has met the standard of conduct described above. This determination is to be made by a majority vote of a quorum consisting of the disinterested directors of the board of directors who were not parties to such proceeding and, if such a quorum is not available, by duly selected independent legal counsel, or by a majority vote of the disinterested security holders. The board of directors may also designate a special committee of disinterested directors to make this determination.

Section 607.0850(3), however, provides that a Florida corporation must indemnify any director, or officer, employee or agent of a corporation who has been successful in the defense of any proceeding referred to in Sections 607.0850(1) or (2), or in the defense of any claim, issue or matter therein, against expenses actually and reasonably incurred by him in connection therewith.

Under the FBCA, expenses incurred by a director or officer in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification under Section 607.0850. Expenses incurred by other employees or agents in such a proceeding may be paid in advance of final disposition thereof upon such terms or conditions that the board of directors deems appropriate.

The FBCA further provides that the indemnification and advancement of payment provisions contained therein are not exclusive and it specifically empowers a corporation to make any other or further indemnification or advancement of expenses under any bylaw, agreement, vote of security holders or disinterested directors or otherwise, both for actions taken in an official capacity and for actions taken in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions of the director or officer were material to the adjudicated cause of action and the director or officer (a) violated criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability under Section 607.0834 (relating to unlawful distributions) applies, or (d) engages in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a shareholder.

Our Amended and Restated By-Laws (“by-laws”) provide that we have the power to indemnify any current or former director, officer, employee or agent against any liability arising from any action or suit to the fullest extent permitted by law. Advances against expenses may be made under our by-laws and any other indemnification agreement into which we may enter and the indemnity coverage provided thereunder may include liabilities under the federal securities laws as well as in other contexts. Our by-laws also permit us to purchase and maintain insurance on behalf of any current or former director, officer, employee or agent for any liability incurred by any of them in connection with, or arising out of, their actions in their capacity as our director, officer, employee or agent. Our by-laws also provide that any repeal or modification of the indemnification provisions of the by-laws shall not adversely affect any right or protection of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

Reference is made to Article VI of our by-laws incorporated hereto by reference.

Item 7.   Exemption from Registration Claimed.

The restricted securities to be reoffered or resold pursuant to this registration statement were or will be issued pursuant to Section 4(2) of the Securities Act and/or Regulation S under the Securities Act.

Item 8.   Exhibits.

EXHIBIT
NUMBER	DESCRIPTION

4.1	Amended and Restated Articles of Incorporation of Net 1 UEPS Technologies, Inc. (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K filed on December 1, 2008 (No. 000-31203)).

4.2	Amended and Restated By-Laws of Net 1 UEPS Technologies, Inc. (incorporated by reference to Exhibit 3.2 to our Form 8-K, filed on November 5, 2009 (SEC File No. 000-31203)).

4.3

Amended and Restated 2015 Stock Incentive Plan of Net 1 UEPS Technologies, Inc. (incorporated by reference from Exhibit A of our Proxy Statement on Form DEF 14A filed on October 2, 2015 (No. 000-31203)).

5.1	Opinion of DLA Piper LLP (US), counsel for the Registrant, regarding the legal validity of the shares of Common Stock being registered on this Registration Statement (filed herewith).

23.1	Consent of DLA Piper LLP (US) (contained in Exhibit 5.1).

23.2	Consent of Deloitte & Touche (South Africa)

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)                  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Johannesburg, Republic of South Africa on the 3rd day of December, 2015.

NET 1 UEPS TECHNOLOGIES, INC.

By:	/s/ Dr. Serge C.P. Belamant
Name: Dr. Serge C.P. Belamant
Title: Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of Net 1 UEPS Technologies, Inc., a Florida corporation, constitute and appoint Dr. Serge C.P. Belamant and Herman Gideon Kotzé, or either of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in either of them, to sign for the undersigned in their respective names as directors and officers of Net 1 UEPS Technologies, Inc., its Registration Statement on Form S-8, and any amendment (including post-effective amendments) or supplement thereto, relating to the offer and sale of common stock of the Company pursuant to the Amended and Restated 2015 Stock Incentive Plan of Net 1 UEPS Technologies, Inc., to be filed with the Commission under the Securities Act. We hereby confirm all acts taken by such agents and attorneys-in-fact, or each of them, as herein authorized.

Pursuant to the requirements of the Securities Act, this Form S-8 Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Dr. Serge C.P. Belamant
Dr. Serge C.P. Belamant	Chief Executive Officer, Chairman of the	December 3, 2015
Board and Director
(Principal Executive Officer)

/s/ Herman Gideon Kotzé
Herman Gideon Kotzé	Chief Financial Officer, Treasurer, Secretary	December 3, 2015
and Director
(Principal Financial and Accounting Officer)

/s/ Christopher Stefan Seabrooke
Christopher Stefan Seabrooke	Director	December 3, 2015

/s/ Alasdair Jonathan Kemsley Pein
Alasdair Jonathan Kemsley Pein	Director	December 3, 2015

/s/ Paul Edwards
Paul Edwards	Director	December 3, 2015

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

4.1	Amended and Restated Articles of Incorporation of Net 1 UEPS Technologies, Inc. (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K filed on December 1, 2008 (No. 000-31203)).

4.2	Amended and Restated By-Laws of Net 1 UEPS Technologies, Inc. (incorporated by reference to Exhibit 3.2 to our Form 8-K, filed on November 5, 2009 (SEC File No. 000-31203)).

4.3

Amended and Restated 2015 Stock Incentive Plan of Net 1 UEPS Technologies, Inc. (incorporated by reference from Exhibit A of our Proxy Statement on Form DEF 14A filed on October 2, 2015 (No. 000-31203)).

5.1	Opinion of DLA Piper LLP (US), counsel for the Registrant, regarding the legal validity of the shares of Common Stock being registered on this Registration Statement (filed herewith).

23.1	Consent of DLA Piper LLP (US) (contained in Exhibit 5.1).

23.2	Consent of Deloitte & Touche (South Africa)